Exhibit 2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CYTOMEDICAL DESIGN GROUP LLC

AS SELLER,

AND

CRYO-CELL INTERNATIONAL, INC.,

AS PURCHASER

June 15, 2015

i

ARTICLE VIII Definitions		15
8.1	Definitions	15
8.2	Other Definitional Provisions	18

ARTICLE IX Miscellaneous		19
9.1	Fees and Expenses	19
9.2	Remedies	19
9.3	Consent to Amendments; Waivers	19
9.4	Successors and Assigns	19
9.5	Press Releases and Communications	20
9.6	Severability	20
9.7	Counterparts	20
9.8	Descriptive Headings; Interpretation	20
9.9	Entire Agreement	20
9.10	No Third Party Beneficiaries	20
9.11	Governing Law; Forum	20
9.12	Notices	21
9.13	No Strict Construction	21

EXHIBITS

Exhibit A	Note
Exhibit B	Bill of Sale
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Sublicense Assignment
Exhibit E	Non-Competition and Non-Solicitation Agreement
Exhibit F	Security Agreement and UCC-1 Financing Statement

SCHEDULES

Inventory	Schedule 1.1(a)
Tools and Molds	Schedule 1.1(b)
Purchase Price Allocation	Schedule 1.7
Material Contracts	Schedule 3.6
Intellectual Property	Schedule 3.7
Litigation	Schedule 3.8
Permits	Schedule 3.9

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 15, 2015, is entered into by and between CytoMedical Design Group LLC, a Minnesota limited liability company with offices at 4280 Centerville Road, St. Paul, Minnesota 55127 (“Seller”) and Cryo-Cell International, Inc., a Delaware corporation, with offices at 700 Brooker Creek Blvd, Suite 1800, Oldsmar, Florida 34677 (“Purchaser”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE VIII below.

WHEREAS, Seller wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from Seller, the rights and obligations of Seller to the Assets and the Assumed Liabilities (as defined herein) used in the Cord Blood Business as defined herein, for the consideration and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Sale and Transfer of Assets; Purchase Price; Closing

1.1 Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of any Liens, other than Permitted Liens, all of the right, title and interest of Seller in and to the following assets of Seller (but excluding the Excluded Assets):

(a) all inventory, finished goods, raw materials, work-in-process, packaging, supplies and other inventories of Seller relating to the Cord Blood Business, including that described in Schedule 1.1(a) (the “Inventory”);

(b) all tooling and molds of Seller used in the Cord Blood Business described in Schedule 1.1(b) (the “Tools and Molds”);

(c) all Material Contracts, listed in Schedule 3.6, and all outstanding customer orders received by Seller for Cord Blood Business products;

(d) copies of all records and documents related to the Cord Blood Business FDA 510k cleared PrepaCyte CB Processing System products will be delivered to Purchaser at Closing;

(e) all Intellectual Property that is licensed by Seller from BioE LLC (“BioE”) pursuant to that certain Cord Blood Technology Exclusive Sublicense Agreement, dated as of April 10, 2013 (the “BioE License”) and used in or necessary for the conduct of the Cord Blood Business as currently conducted;

(f) to the extent they exist, copies, of all books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Government Entity), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, and marketing material and research files relating to the Cord Blood Business, the Intellectual Property Assets and/or the BioE License (“Books and Records”); and

(g) all goodwill and the going concern value of the Cord Blood Business.

All of the property and assets to be transferred to Purchaser hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Purchaser expressly agrees to assume according to the terms of this Agreement.

1.2 Excluded Assets. Only the Assets expressly listed in Section 1.1. are part of the sale contemplated herein. Furthermore, notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of the respective Seller after the Closing:

(a) all prepaid deposits, security deposits, prepaid expenses, claims for refunds, right to offset, cash and cash equivalents;

(b) all accounts receivable;

(c) all corporate seals, organizational documents, minute books, stock books, tax returns, personnel, financial, tax, research, development and other records of Seller not specifically included in Section 1.1 herein;

(d) all insurance settlements or other rights to payment of Seller;

(e) all rights of Seller in connection with the assets of an employee benefit plan

(f) all claims of Seller against third parties arising prior to the Closing; and

(g) all rights of Seller under this Agreement, the Bill of Sale and the Sublicense Agreement.

1.3 Purchase Price. The consideration paid for the Assets (the “Purchase Price”) will be (a) cash in an amount equal to two million four hundred thousand and No/100ths U.S. Dollars ($2,400,000.00), subject to the potential adjustments set forth in paragraphs (c) and (d) of Section 1.4 below; (b) plus a cash payment equal to the value of the Inventory on June 30, 2015, less any prepayment made by Purchaser toward the purchase of the Inventory as determined by Seller; (c) plus Purchaser’s assumption of the Assumed Liabilities.

1.4 Payment of Purchase Price. Purchaser shall pay the Purchase Price to Seller as follows:

(a) Four hundred thirty seven thousand five hundred and No/100ths U.S. Dollars ($437,500.00) shall be paid to Seller as hereafter provided on the Closing Date (the “Closing Payment”).

(b) Four hundred thirty seven thousand five hundred and No/100ths U.S. Dollars ($437,500.00) shall be paid no later than five (5) calendar days after September 30, 2015.

(c) Two hundred twenty five thousand and No/100ths U.S. Dollars ($225,000.00) shall be paid on September 30, 2015, subject to the following. This payment is based on the assumption that one hundred percent (100%) of the Purchaser’s clients that may enroll during the months of July, August and September of 2015 using the PrepaCyte CB Processing System will in fact choose to use the PrepaCyte CB Processing System and not the alternative system offered by Purchaser. If not all the Purchaser’s clients that enroll during the months of July, August and September of 2015 use the PrepaCyte CB Processing System, the payment under this paragraph will be reduced in same percentage of the Purchaser’s clients that enroll during the months of July, August and September of 2015 using the alternative system offered by Purchaser. For example, if only eighty five percent (85%) of the Purchaser’s clients that enroll during the months of July, August and September of 2015 use the PrepaCyte CB Processing System, the payment under this paragraph will be reduced to eighty five percent (85%), one hundred ninety one thousand two hundred fifty and No/100ths U.S. Dollars ($191,250.00), which is eighty five percent (85%) of Two hundred twenty five thousand and No/100ths U.S. Dollars ($225,000.00). Purchaser will provide Seller with a report of the client enrollments for July, August and September no later than October 2, 2015.

(d) One million three hundred thousand and No/100ths U.S. Dollars ($1,300,000.00) shall be paid pursuant to the terms set forth in the promissory note attached hereto as Exhibit A (the “Note”). The payment under this paragraph may be subject to certain credits as described in the Note.

(e) On the Closing Date, Purchaser shall pay the value of Seller’s Inventory valued at Seller’s cost, to be determined by Seller and Purchaser the day before Closing, minus any prepayments for Seller’s Inventory Purchaser has made to Seller (the “Inventory Payment”) prior to the Closing Date. Purchaser shall have thirty (30) days following the Closing to reconfirm with Seller such value, and if the parties agree that the value is greater than originally calculated, Purchaser shall pay the difference to Seller, and if the parties agree that the value is less than originally calculated, Seller shall pay the difference to Purchaser. Notwithstanding the foregoing, the amount of the Inventory Payment shall not exceed, after deduction of Purchaser prepayments made prior to the Closing Date, seven hundred thousand and No/100ths U.S. Dollars ($700,000.00)

1.5 Liabilities. On the Closing Date, but effective as of the Effective Date, Purchaser shall assume and agree to discharge any Liability of Seller arising after the Effective Date out of any Material Contracts or any sales of Cord Blood Business products incurred in the Ordinary Course of Business for non-delinquent orders outstanding as of the Effective Date that are required to be performed after the Effective Date, including order fulfillment, but not including any Liability arising out of or relating to a Breach not disclosed to Purchaser; (the Assumed Liabilities”).

1.6 The Closing. The closing of the purchase and sale of the Assets, and the transactions relating thereto (collectively, the “Closing”), will take place remotely by means of facsimile, electronic mail or other electronic transmission, on the second Business Day after all of the conditions to Closing set forth in Article II are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Purchaser may mutually agree upon in writing. The parties anticipate that the Closing will occur on no later than June 30, 2015. The date of the Closing is referred to as the “Closing Date,” and the “Effective Date” shall mean noon on the Closing Date.

1.7 Purchase Price Allocation. The Purchase Price shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law), and as more specifically set forth in Schedule 1.7. Appropriate adjustments will be made to account for any adjustments to the Purchase Price occurring after the

Closing. The parties shall report, act and file Tax Returns (including, without limitation, IRS form 8594) in all respects and for all purposes consistent with such allocation, for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Seller shall prepare and deliver to Purchaser a draft allocation within sixty (60) days of the Effective Date. In any Proceeding related to the determination of any Tax, neither Purchaser nor Seller shall contend or represent that such allocation is not a correct allocation unless required to do so by applicable Law.

ARTICLE II

Closing Conditions

2.1 Conditions to All Parties’ Obligations. The obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) Litigation. Except for any pending or threatened suit, action or other proceeding directly or indirectly initiated by the party asserting its right to not consummate the transactions contemplated by this Agreement pursuant to this Section 2.1(a), no action or proceeding before any court or Government Entity will be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(b) Closing Documents. At the Closing, Seller and Purchaser will have executed and delivered all Closing Documents and Deliverables described herein.

2.2 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing, or the waiver by Purchaser, of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties contained in ARTICLE III shall be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date giving effect to such qualifications. Seller shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by them under this Agreement on or prior to the date of the Closing.

(b) Consents. Seller shall have made all filings and shall have obtained all authorizations, consents and approvals required to be obtained by Seller to consummate the transactions contemplated by this Agreement, including, if necessary, the consent of BioE to the assignment of the BioE License to Purchaser.

(c) Release of Liens. Seller shall have obtained releases of all Liens (other than any Permitted Liens).

(d) Seller’ Closing Documents. At the Closing, Seller shall have duly executed, where applicable, and delivered to Purchaser all of the following documents:

(i) a good standing or similar certificate of Seller;

(ii) a bill of sale in the form attached hereto as Exhibit B (the “Bill of Sale”);

(iii) an assignment and assumption agreement in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);

(iv) an assignment of the BioE License relating to the PrepaCyte CB Processing System in the form attached to this Agreement as Exhibit D (the “Sublicense Assignment”);

(v) a non-competition and non-solicitation agreement in the form attached to this Agreement as Exhibit E, duly executed by Seller and Seller’s owners, members, managers and officers;

(vi) Seller shall deliver to Purchaser a certificate stating that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2);

(vii) Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 2.2(a) have been satisfied;

(viii) Purchaser shall have received a certificate of the secretary or an assistant secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the members and managers of Seller authorizing the execution, delivery and performance of this Agreement and the other transaction documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby; and

(ix) such other documents relating to the transactions contemplated by this Agreement as Purchaser may reasonably request.

(e) Release of Liens. Seller shall have delivered to Purchaser a recently date comprehensive lien search establishing that there are no Liens on any of the Assets, other than the Lien of BioE.

(f) Due Diligence. Purchaser shall have completed its due diligence investigation of the Cord Blood Business and the Assets, including the BioE License, and Seller shall have provided Purchaser with all documents and information reasonably requested in connection therewith, to the extent the same exists, and Purchaser shall be satisfied in its sole discretion with the results thereof. Without limiting anything to the contrary, Seller shall have provided Purchaser with all information and documents concerning Seller’s customers, unit sales, orders and prices customers are paying to verify that unit sales exclusive of Purchaser are at an annual unit level of 8,000 at an average price of at least $135 per unit, as well as all information and documents needed to verify that cost of goods sold is approximately $97 per unit, including a $5 royalty fee due to BioE.

(g) Material Adverse Effect. Seller shall not have undergone a Material Adverse Effect since the date of this Agreement.

(h) BioE License. Purchaser shall have entered into a new exclusive license agreement with BioE pursuant to which BioE will license to Purchaser exclusively all of the Licensed Technology used in the Cord Blood Business, currently licensed by BioE to Seller pursuant to the BioE License for the Cord Blood Business, provided that in its sole discretion, Purchaser may elect to close the transactions contemplated thereby before such new license agreement is executed and delivered, in which case Seller must have executed and delivered to Purchaser the Sublicense Assignment.

2.3 Conditions to Seller’ Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties contained in ARTICLE IV shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties. Purchaser shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by Purchaser under this Agreement on or prior to the date of the Closing.

(b) Consents. Purchaser shall have made all filings and shall have obtained all permits, authorizations, consents and approvals required to be obtained by Purchaser to consummate the transactions contemplated by this Agreement.

(c) Payment of Purchase Price. Purchaser shall have paid and delivered to Seller the Closing Payment, the Note and the Inventory Payment in accordance with Section 1.4.

(d) Purchaser’s Closing Documents. At the Closing, Purchaser shall have delivered to Seller all of the following documents:

(i) a good standing or similar certificate of Purchaser;

(ii) a certificate executed by Purchaser with regard to the conditions set forth in Section 2.3(a);

(iii) the Note;

(iv) Security Agreement and UCC-1 Financing Statement in the Form of Exhibit F attached hereto;

(v) the Assignment and Assumption Agreement;

(vi) the Sublicense Assignment; and

(vii) such other documents relating to the transactions contemplated by this Agreement as Seller may reasonably request.

2.4 Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

ARTICLE III

Representations and Warranties Relating to Seller

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Purchaser that the following statements contained in this Article III are true and correct as of the date hereof:

3.1 Organization and Power.

(a) As of the date of this Agreement, Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Minnesota. Seller possesses all requisite limited liability company power and authority necessary to own and operate its properties, to carry on the Cord Blood Business as now conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement.

(b) Seller has full corporate power and authority to enter into this Agreement and the other transaction documents contemplated hereby to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other transaction document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller.

3.2 No Conflict.

(a) This Agreement and all agreements and instruments contemplated hereby to which Seller is a party, when executed and delivered by Seller, shall each constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

(b) The execution and delivery by a Seller of all agreements and instruments contemplated hereby to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller does not and shall not (i) conflict with or result in a Breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the assets of Seller, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to, (A) the articles of organization or member control agreement of Seller, (B) any Law to which Seller is subject, or any order, judgment or decree or (C) any material agreement or instrument to which Seller is a party or subject, including the Material Contracts.

3.3 Title to Assets. Seller has good and valid title to all the Assets, free and clear of all Liens, except for the Lien of BioE, both of which shall be satisfied upon Purchaser’s payment of the Purchase Price.

3.4 Inventory. All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in the financial statements of Seller delivered to Purchaser.

3.5 Tax Matters. Seller has filed all federal and all other material Tax Returns that were required to be filed by it on or prior to the Closing Date, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete. Seller has paid all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable prior to the Closing Date, except for Taxes being contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP.

3.6 Contracts and Commitments. Schedule 3.6 contains an accurate and complete list of all of the Material Contracts related to the Cord Blood Business, the Assets or the BioE License, including the BioE License and all Contracts with clients of the Cord Blood Business (the “Material Contracts”). The Material Contracts are in full force and effect and are valid, binding and enforceable as to Seller in accordance with their terms, and to the Knowledge of Seller, as to the other parties thereto, in accordance with their respective terms. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no material disputes pending or threatened under any Material Contract.

3.7 Intellectual Property.

(a) Schedule 3.7 lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Cord Blood Business. To Seller’s knowledge, all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Government Entities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. To the extent Seller has possession of such copies, Seller has provided Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) The Intellectual Property Assets and Intellectual Property (including the Licensed Technology) licensed under the BioE License, are all of the Intellectual Property necessary to operate the Cord Blood Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Purchaser’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Cord Blood Business as currently conducted.

(c) Seller’s licensed rights in the Intellectual Property Assets and Licensed Technology under the BioE License are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and Licensed Technology and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets or Licensed Technology.

(d) To Seller’s Knowledge, the conduct of the Cord Blood Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements, including the Licensed Technology, as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets or Licensed Technology.

(e) To Seller’s Knowledge, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Cord Blood Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Licensed Technology or Seller’s license rights with respect to any Intellectual Property Assets or Licensed Technology; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets or Licensed Technology. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets or Licensed Technology.

(f) To Seller’s Knowledge, BioE owns and has good and valid title to the Licensed Technology, free and clear of all Liens, and other than BioE and Seller, no other Person has any rights to the Licensed Technology. To Seller’s knowledge, the Cord Blood Technology Exclusive Sub-License Agreement between United Stem Cells Technologies Corp. and BioE dated August 31, 2012 has been terminated or has expired and all rights to such Licensed Technology have reverted to BioE.

3.8 Litigation. Except as set forth on Schedule 3.7, there are no actions, suits, proceedings (including any arbitration proceedings), orders, or, to Seller’s Knowledge, investigations pending or threatened in writing against Seller or any of its managers or governors, at law or in equity, or before or by any Government Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement). Neither Seller, nor any of the managers or governors (or individuals holding similar offices) is subject to any arbitration proceedings or any, to Seller’s Knowledge governmental investigations or inquiries, and to the Knowledge of Seller, there is no basis for any of the foregoing.

3.9 Compliance With Laws; Permits. Seller has complied, and is now complying, with all Laws applicable to the conduct of the Cord Blood Business as currently conducted or the ownership and use of the Assets. All Permits required for Seller to conduct the Cord Blood Business as currently conducted or for the ownership and use of the Assets have been obtained by Seller and are valid and in full force and effect. Schedule 3.9 lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Assets, including the names of the Permits and their respective dates of issuance and expiration.

3.10 Financial Statements. The financial statements of Seller provided by Seller to Purchaser are based on the books and records of the Cord Blood Business, and fairly present sales, cost of goods and customer orders for the Cord Blood Business as of the respective dates they were prepared. Since the date of such financial statements, and other than in the ordinary course of business consistent with past practice, there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.11 Customers. To Seller’s Knowledge, none of its customers intend to stop or decrease their purchase or use of the PrepaCyte. In addition, Seller has not solicited nor provided any inducement to any Customers to increase their purchases in advance of the closing of this transaction, other than in the ordinary course of the Cord Blood Business.

3.12 Brokerage. There are and shall be no claims for brokerage commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Purchaser

As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller as follows:

4.1 Organization, Power and Authority. Purchaser is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser possesses all requisite power and authority necessary to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement.

4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Purchaser is a party or by which Purchaser is bound have been duly authorized by Purchaser. This Agreement and all other agreements contemplated hereby to which Purchaser is a party, when executed and delivered by Purchaser in accordance with the terms hereof, shall each constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

4.3 No Conflict. The execution, delivery and performance by Purchaser of this Agreement and all other agreements contemplated hereby to which Purchaser is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser, do not and shall not (i) conflict with or result in a Breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the organizational documents of Purchaser, (B) any Law to which Purchaser is subject, or (C) any material agreement, instrument, order, judgment or decree to which Purchaser is subject. Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.4 Brokerage. There are no claims for brokerage commissions or finders’ fees in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Purchaser is a party or to which Purchaser is subject.

4.5 Solvency. Assuming the accuracy of the representations and warranties made by Seller in ARTICLE III, respectively, upon consummation of the transaction contemplated hereby, Purchaser will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

ARTICLE V

Indemnification

5.1 Survival of Representations, Warranties, Covenants and Indemnity Duties. The representations, warranties and covenants in this Agreement will survive the Closing Date as set forth in this ARTICLE V. All representations and warranties will survive for eighteen (18) months the Closing Date and remain in full force and effect for twenty four (24) months after the Closing Date; provided that the representations and warranties contained in Section 3.3 and Section 3.5 will survive for the applicable statute of limitations plus thirty (30) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. No Indemnitor will be liable with respect to any Breach or alleged Breach of the representations and warranties in this Agreement or any agreement entered into pursuant to this Agreement unless written notice of a possible claim for indemnification with respect to such Breach is given by the Indemnitor to the Indemnitee on or before the expiration of the survival period applicable thereto pursuant to this Section 5.1, it being understood that so long as such written notice is given on or before the expiration of the applicable survival period, such representations, warranties and covenants, as applicable, will continue to survive until such matter is resolved, but only with respect to the matter(s) identified in such notice(s) of possible claim(s). No claim for indemnification for any Breach of a representation, warranty or covenant will be allowed if such claim is brought following the expiration of such representation, warranty or covenant.

5.2 General Indemnification.

(a) Indemnification of Seller. Subject to the limitations set forth in Section 5.1, Seller shall indemnify Purchaser and its Affiliates, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”), and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties in respect of any Losses, which any such Purchaser Indemnified Party may suffer, sustain or become subject to, to the extent directly as a result of:

(i) a material Breach of any representation or warranty of Seller under ARTICLE III of this Agreement;

(ii) any material nonfulfillment or Breach of any covenants or agreement by Seller under this Agreement or in any of the certificates or agreements furnished by Seller pursuant to this Agreement; or

(iii) Any Retained Liabilities.

(b) Indemnification Obligations of Purchaser. Purchaser shall indemnify Seller, its managers, governors, Affiliates, successors and permitted assigns, (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any Losses which any Seller Indemnified Party may suffer, sustain or become subject to, to the extent directly as a result of:

(i) a material Breach of any representation or warranty of Purchaser under ARTICLE V of this Agreement;

(ii) any material nonfulfillment or Breach of any covenant or agreement by Purchaser under this Agreement or in any of the agreements or certificates furnished by Purchaser pursuant to this Agreement;

(iii) any Assumed Liabilities; or

(iv) any Liability arising out of or in connection with the ownership or operation of the Assets after the Closing Date.

(c) Exclusive Remedy. The remedies provided by this ARTICLE V, subject to the limitations set forth herein, shall be the sole and exclusive remedies of Purchaser Indemnified Parties and the Seller Indemnified Parties for the recovery of monetary damages resulting from, relating to or arising out of this Agreement or in any of the certificates furnished by Seller or Purchaser pursuant to this Agreement from misrepresentations, Breach of warranty or failure to perform a covenant or agreement. Without limiting the generality of the foregoing, Purchaser Indemnified Parties and Seller Indemnified Parties hereby waive any statutory or common law rights or remedies that otherwise may be asserted by such party.

(d) Inter-Party Claims. In order for a party to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), such Claiming Party must notify the other party or parties from whom such indemnification is sought (the “Defending Party”) in writing promptly after occurrence of the event giving rise to such Claiming Party’s claim for indemnification, specifying in reasonable detail the basis of such claim; provided that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Defending Party will have been actually prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure. The Claiming Party will thereupon give the Defending Party reasonable access during normal business hours to the books, records and assets of the Claiming Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any employee of the Claiming Party related thereto at a mutually convenient time. If the Defending Party disputes its liability with respect to any such claim, the indemnifying party and the Claiming Party will proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction. The Claiming Party will have the burden of proof in establishing the amount of Losses suffered by it.

(e) Third Party Claims. Any Person making a claim for indemnification under this ARTICLE V (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, however, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor shall be actually prejudiced by such failure to so notify. Any Indemnitor shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, further, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor subject to the limitations set forth herein);

(ii) the Indemnitor shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be materially detrimental to or injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; or (D) the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee, which such prior written consent shall not be unreasonably withheld, before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

(f) Purchase Price Adjustment Treatment. All indemnification payments made pursuant to this ARTICLE V shall be treated as adjustments to the Purchase Price for all purposes and the parties agree to file their Tax Returns accordingly.

ARTICLE VI

Post-Closing Covenants

Each of the parties hereto agrees as follows with respect to the period following the Closing.

6.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under ARTICLE V).

6.2 Confidentiality. Seller will treat and hold as such all of the Confidential Information. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal. Notwithstanding anything herein to the contrary, each party to this Agreement (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the Agreement and the transactions contemplated hereby for tax reporting, legal advice and other similar purposes.

ARTICLE VII

Termination

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Purchaser by written notice to Seller if:

(i) Purchaser is not then in material Breach of any provision of this Agreement and there has been a material Breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.2 and such material Breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such Breach from Purchaser; or

(ii) any of the conditions set forth in Sections 2.1 or 2.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by Closing, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Purchaser if:

(i) Seller is not then in material Breach of any provision of this Agreement and there has been a material Breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.3 and such material Breach, inaccuracy or failure has not been cured by Purchaser within ten (10) days of Purchaser’s receipt of written notice of such Breach from Seller; or

(ii) any of the conditions set forth in Sections 2.1 or 2.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by Closing, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Purchaser or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Government Entity shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Section 7.2 and Section 6.2 Article IX; and

(b) that nothing herein shall relieve any party hereto from liability for any willful Breach of any provision hereof.

ARTICLE VIII

Definitions

8.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any family member of such person or any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Minnesota.

“Closing” has the meaning set forth in Section 1.6 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.6 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information which Seller treats as proprietary and which it does not in the Ordinary Course of Business disclose to any Person outside Seller concerning the businesses and affairs of Seller, including any such information related to the Assets, the Cord Blood Business or the BioE License, but excluding any information which (i) was in the public domain at the time of disclosure, (ii) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (iii) is disclosed to the recipient by a third party not under an obligation of confidence or (iv) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing prior to such disclosure.

“Consents” has the meaning set forth in Section 2.2(b) of this Agreement.

“Contracts” means the agreements related to the Cord Blood Business that Purchaser is acquiring to which Seller is a party, whether written, oral or implied.

“Cord Blood Business” means the business of Seller as currently operated with respect to the manufacture of the PrepaCyte CB Processing System for cord blood processing and storage for cord blood banking.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state, municipality or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over Seller.

“Indemnitee” has the meaning set forth in Section 5 of this Agreement.

“Indemnitor” has the meaning set forth in Section 5 of this Agreement.

“Intellectual Property” means with regard to the Licensed Technology used in the Cord Blood Business, all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Government Entity, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Government Entity-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any claims, actions or Proceedings of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Government Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventories” means those inventories of Seller related to the Cord Blood Business that Purchaser is acquiring, wherever located, including all finished goods, work in process, raw materials and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” means the Internal Revenue Service.

“Knowledge” means with respect to Seller, the actual knowledge of any manager of Seller without a duty of further inquiry.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Liability” or “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Technology” means all of the Intellectual Property licensed to Seller by BioE for the Cord Blood Business pursuant to the BioE License, including the “Licensed Technology” as defined in the BioE License.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against Seller, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to Seller under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

“Losses” means any loss, liability, demand, action, cause of action, cost, damage, judgment, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) and expressly excluding all punitive damages other than those paid or awarded to a third party.

“Material Contracts” has the meaning set forth in Section 0 of this Agreement.

“Ordinary Course of Business” means Seller’s ordinary course of business consistent with its past custom and practice (including with respect to quantity and frequency).

“Permits” means any Consent, license, registration, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Government Entity or pursuant to the requirements of any Law.

“Permitted Lien” means the lien of BioE pursuant to the BioE License and the promissory note that is referenced therein.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Purchase Price” has the meaning set forth in Section 1.3 of this Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 5.2(a) of this Agreement.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 5.2(b) of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, directors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Government Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including, but not limited to, those levied on, or measured by, or described with respect to, income, gross receipts, volume of business, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, municipal construction excise, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, escheat requirements and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Government Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Tax Return” means returns, estimated tax returns, property tax returns, declarations, volume of business declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Government Entity in connection with the determination, assessment or collection of any Taxes of any party or the administration, implementation, or enforcement of or compliance with applicable Law relating to any Taxes.

“Treasury Regulation” means any regulation promulgated by the U.S. Treasury Department under the Code.

8.2 Other Definitional Provisions.

(a) All references in this Agreement to Articles, Sections, subsections and other subdivisions refer to the corresponding Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE IX

Miscellaneous

9.1 Fees and Expenses. Purchaser will be responsible for all costs and expenses incurred by Purchaser and its Affiliates in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby. Seller will be responsible for costs and expenses incurred by any Seller in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. Purchaser shall pay any sales tax, use tax, or other similar Tax as result of the transactions set forth in this Agreement.

9.2 Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any Breach of any provision of this Agreement (subject to the limitations in ARTICLE VI) and to exercise all other rights granted by Laws. Except as expressly provided in this Agreement, all such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.

9.3 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in writing, executed by Purchaser and Seller. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.4 Successors and Assigns. This Agreement and the rights hereunder shall not be assignable or transferable by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

9.5 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, clients or suppliers of Seller, will be issued or made by any party without the other party’s approval, which will not be unreasonably withheld.

9.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.7 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

9.8 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

9.10 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their heirs, legal representatives, successors and permitted assigns (other than with respect to Purchaser Indemnified Parties and Seller Indemnified Parties), and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

9.11 Governing Law; Forum. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement hereto shall be governed by, and construed in accordance with, the Laws of the State of Minnesota without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Minnesota, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

9.12 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, or one day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Purchaser, and Seller, at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

To Seller:

CytoMedical Design Group LLC

4280 Centerville Road

St. Paul, Minnesota 55127

Attention: Michael Haider, CEO

E-mail: mhaider@cmdgllc.com

Phone: (651) 426-6466

with a copy to (which shall not constitute notice to Seller):

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402-1425

Attn: Patrick J. Kelly

Email: pkelly@fredlaw.com

Phone: (612) 492-7040

To Purchaser:

Cryo-Cell International, Inc.

700 Brooker Creek Blvd

Suite 1800

Oldsmar, Florida 34677

Attention: Mark Portnoy, Co-CEO

Email: mportnoy@cryo-cell.com

Phone: (813) 749-2101

with a copy to (which shall not constitute notice to Purchaser):

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard, Suite 2800

Tampa, FL 33602

Attn: Julio C. Esquivel

Email: jesquivel@slk-law.com

Phone: (813)227-2325

9.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

CYTOMEDICAL DESIGN GROUP LLC

By:	/s/ Michael P. Haider
Michael P. Haider, CEO

CRYO-CELL INTERNATIONAL, INC.

By:	/s/ Mark Portnoy
Mark Portnoy, Co-CEO